Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Karen Konecny, 830-302-5210, konecnyk@rushenterprises.com

RUSH ENTERPRISES, INC. REPORTS THE PASSING OF ITS FOUNDER W. MARVIN RUSH

SAN ANTONIO, Texas, May 17, 2018 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, announced that its founder
W. Marvin Rush died today at age 79. Marvin Rush founded the Company in 1965 and served on its Board of Directors from its incorporation until August 2016. Marvin Rush also served as the Company’s Chief Executive Officer from its founding through 2006.

“It is with deep sadness that I announce the passing of my father, Marvin Rush,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “With his entrepreneurial spirit, larger-than-life personality and leadership, the Company grew from a single GMC truck franchise in Houston, Texas, to the largest commercial vehicle dealership group in North America. Along the way, the Company became the first automotive dealership group to go public, in June of 1996.”

“My father’s entrepreneurial spirit, belief that our employees are our Company’s most important asset and commitment to providing our customers with excellent service are the foundations of our Company’s culture. All of us at Rush Enterprises will honor his memory by continuing to uphold the culture he created and grow the Company he loved so much,” said Rusty Rush.

“Words cannot begin to express how much I loved and admired my father. I learned so many valuable lessons from my dad about business, life, family and how to treat people with respect throughout my more than 40 years of working for and beside him. My dad was a very special person who impacted me, our family, our employees, our customers and countless others in more ways than I could ever describe in a press release. I am very blessed and grateful to have had such an amazing father, and I will miss him dearly,” Rusty Rush said.

At the time of his passing, Mr. Rush was not a member of the Company’s Board of Directors or an executive officer of the Company.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the North America, with more than 100 dealership locations in 22 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Mitsubishi, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle upfitting, CNG fuel systems and vehicle telematics products. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com.